April 28, 1997



Keystone Precious Metals Holdings, Inc.
200 Berkeley Street
Boston, Massachusetts  02116-5034

Ladies and Gentlemen:

     I am a Senior Counsel to Keystone Investment Management Company, investment adviser to Keystone Precious Metals Holdings, Inc. (the "Fund"). You have asked for my opinion with respect to the issuance of 24,812,792 additional shares of the Fund, under the Fund's Composite Certificate of Incorporation, and pursuant to the Fund's indefinite registration of such shares under Rule 24f-2 under the 1940 Act. The Fund is filing its Form 24f-2 to which this opinion is appended to make the issuance of such shares definite in number for its fiscal year ended February 28, 1997.

     To my knowledge, a Prospectus is on file with the Securities and Exchange Commission as part of Post-Effective Amendment No. 21 to the Fund's Registration Statement under the Securities Act of 1933, as amended, covering the public offering and sale of the Fund's shares for the period during which such shares were issued.

         In my opinion, such shares, if issued and sold in accordance with the Fund's Certificate of Incorporation, By-Laws, as amended (the "Bylaws"), and offering Prospectus, were legally issued, fully paid, and nonassessable by the Fund, entitling the holders thereof to the rights set forth in the Declaration Trust and By-Laws and subject to the limitations stated therein.

     My opinion is based upon my examination of the Certificate of Incorporation; a review of the minutes of the Fund's Board of Directors, signed by the Secretary of the Fund, authorizing the registration of shares pursuant to Rule 24f-2 under the 1940 Act and the issuance of such additional shares; and the Fund's Prospectus. In my examination of such documents, I have assumed the genuineness of all signatures and the conformity of copies to originals.

         I hereby consent to the use of this opinion in connect with the Fund's Form 24f-2 making definite the number of such additional shares issued.


                                                 Sincerely yours,

                                                 /s/ Rosemary D. Van Antwerp

                                                 Rosemary D. Van Antwerp
                                                 Senior Counsel